Exhibit 99.1

For immediate release	November 12, 2024

Crown Crafts Announces Financial Results for Second Quarter Fiscal 2025

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the second quarter of fiscal year 2025, which ended September 29, 2024.

Second Quarter Summary

●	Net sales of $24.5 million, compared with $24.1 million in the prior-year quarter

●	Gross profit of 28.4 percent of net sales compared with 27.3 percent in the second quarter of fiscal 2024

●	Net income of $860,000, or $0.08 per diluted share. This quarter includes approximately $788,000 ($611,000 and $0.06 per diluted share after tax) of acquisition-related costs.

●	Acquired the assets and liabilities of Baby Boom Consumer Products, Inc. (“Baby Boom”) on July 19th

Subsequent to the end of Second Quarter

●	Declared quarterly dividend of $0.08 per share of Series A common stock

“Our second quarter fiscal 2025 results reflect the immediate contribution from our acquisition of Baby Boom, which offset the continued economic headwinds facing our legacy businesses,” said Olivia Elliott, President and Chief Executive Officer. “We continue to be optimistic about the opportunities within our business, including the cross-selling opportunities and expanded offerings with Baby Boom, product development and increased distribution channels at Manhattan Toy and our ability to generate cash flow to repay our borrowings. These positive developments, combined with our continued cost management and the potential for a more favorable macroeconomic environment will help improve profitability and generate long-term value for our shareholders.”

Second Quarter Fiscal 2025 Results

Net sales for the second quarter of fiscal 2025 were $24.5 million, compared to $24.1 million in the prior-year quarter. The increase in sales is primarily due to the addition of Baby Boom which contributed $3.4 million of net sales in the current-year quarter, partially offset by declines in the Company's legacy businesses, including the loss of a bib program at a major retailer.

Gross profit was 28.4% versus 27.3% in the second quarter of 2024. The increase in gross profit is considered to be materially consistent with the prior period and resulted from minor changes in product mix offset by increases in rent at the Company's Compton facility. Marketing and administrative expenses were $5.4 million, compared to $4.0 million in the second quarter of the prior year. Fiscal 2025 includes $788,000 in costs associated with the Baby Boom acquisition. Net income for the quarter was $860,000, or $0.08 per diluted share, compared to net income of $1.8 million, or $0.18 per diluted share in the prior-year quarter.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on January 3, 2025 to stockholders of record at the close of business on December 13, 2024.

Conference Call

The Company will host a teleconference today at 8:00 a.m. Central Standard Time to discuss the results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to join the Crown Crafts call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on February 11, 2025. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and enter replay access code 3679859.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, diaper bags, bibs, toys and disposable products. The Company operates through its two wholly owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner, or John Beisler, Managing Director
(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share amounts

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net sales	$24,460	$24,129	$40,672	$41,252
Gross profit	6,957	6,596	10,923	11,338
Gross profit percentage	28.4%	27.3%	26.9%	27.5%
Marketing and administrative expenses	5,448	4,036	9,711	8,082
Income from operations	1,509	2,560	1,212	3,256
Income before income tax expense	1,127	2,372	741	2,878
Income tax expense	267	550	203	690
Net income	860	1,822	538	2,188
Basic and diluted earnings per share	$0.08	$0.18	$0.05	$0.21

Weighted Average Shares Outstanding:
Basic	10,354	10,199	10,332	10,177
Diluted	10,355	10,201	10,335	10,182

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	(Unaudited)
	September 29, 2024	March 31, 2024
Cash and cash equivalents	$1,982	$829
Accounts receivable, net of allowances	24,375	22,403
Inventories	33,394	29,709
Total current assets	61,200	54,824
Operating lease right of use assets	13,865	14,949
Finite-lived intangible assets - net	8,048	2,872
Goodwill	13,245	7,926
Total assets	$99,350	$82,706

Current maturities of long-term debt	1,990	-
Operating lease liabilities, current	3,785	3,587
Total current liabilities	18,439	10,461
Long-term debt	18,761	8,112
Operating lease liabilities, noncurrent	10,903	12,138

Shareholders’ equity	50,835	51,601
Total liabilities and shareholders’ equity	$99,350	$82,706